Exhibit (a)(1)(iii)

SUPPLEMENT NO. 1 DATED MAY 4, 2023 TO THE OFFER TO PURCHASE

up to 5.0% of the Issued and Outstanding Common Shares of Beneficial Interest

of

BlackRock Multi-Sector Opportunities Trust II

at

Net Asset Value Per Share

by

BlackRock Multi-Sector Opportunities Trust II

in Exchange For Cash

THE OFFER TO PURCHASE WILL EXPIRE AT 4:00 P.M., EASTERN TIME,

ON MAY 17, 2023, UNLESS THE OFFER IS EXTENDED.

To the Common Shareholders of BlackRock Multi-Sector Opportunities Trust II:

This Supplement No. 1 (this “Supplement”) hereby supplements and amends the information previously provided in the Offer to Purchase, dated April 10, 2023 (the “Original Offer to Purchase” and, together with this Supplement, as the same may be further amended or supplemented from time to time, the “Offer to Purchase”), and the related Tender Request Form of BlackRock Multi-Sector Opportunities Trust II (the “Trust”). This Supplement should be read in conjunction with the Original Offer to Purchase. To the extent there are any conflicts between the information in this Supplement and the information in the Original Offer to Purchase, the information in this Supplement hereby replaces and supersedes such information. All capitalized terms used but not defined herein shall have the meanings ascribed to them in the Original Offer to Purchase.

On May 4, 2023, the Board of Trustees of the Trust approved the reorganization of the Trust into BlackRock Strategic Income Opportunities Portfolio (the “Acquiring Fund”), a series of BlackRock Funds V, a Massachusetts business trust registered as an open-end management investment company under the 1940 Act (the “Reorganization”). It is currently expected that the Reorganization will be completed in the fourth quarter of 2023, subject to the requisite approvals by the Trust’s shareholders and the satisfaction of customary closing conditions.

Accordingly, Section 3, “Plans or Proposals of the Trust,” in the Original Offer to Purchase is hereby supplemented and amended to include the foregoing information regarding the Reorganization.

In addition, the Trust has determined to extend the Expiration Date of the Offer from 4:00 p.m., Eastern Time, on May 10, 2023, to 4:00 p.m., Eastern Time, on May 17, 2023, unless further extended by the Trust. Therefore, all references in the Original Offer to Purchase and the related Tender Request Form to an Expiration Date of 4:00 p.m., Eastern Time, on May 10, 2023, are hereby amended to reference an Expiration Date of 4:00 p.m., Eastern Time, on May 17, 2023.

As a result of the extension of the Expiration Date, the Pricing Date for the Offer will be the close of ordinary trading on the New York Stock Exchange on May 17, 2023, unless the Offer is further extended. In addition, as a result of the extension of the Expiration Date, shareholders that tender Shares pursuant to the Offer will not be entitled to receive any Trust dividend or distribution with a record date on or after May 19, 2023.

Except for the foregoing amendments, all other terms of the Offer, as described in the Original Offer to Purchase and related Tender Request Form, remain the same. Shareholders who have previously tendered (and not withdrawn) their Shares are not required to take any further action as a result of this Supplement. If you are not interested in selling your Shares at this time, no action is necessary.

Neither the Trust nor its Board of Trustees nor BlackRock Advisors, LLC (the “Investment Advisor”) makes any recommendation to any shareholders as to whether to tender Shares for purchase or to refrain from tendering Shares in the Offer. No person has been authorized to make any recommendation on behalf of the Trust, its Board of Trustees or the Investment Advisor as to whether shareholders should tender Shares for purchase pursuant to the Offer or to make any representation or to give any information in connection with the Offer other than as contained herein or in the Original Offer to Purchase. If made or given, any such recommendation, representation or information must not be relied upon as having been authorized by the Trust, its Board of Trustees or the Investment Advisor. Shareholders are urged to carefully evaluate all information in the Offer, consult their own investment and tax advisers and make their own decisions whether to tender their Shares for purchase or refrain from participating in the Offer.

Neither the Securities and Exchange Commission (“SEC”) nor any state securities commission has approved or disapproved of the Offer, passed upon the fairness or merits of the Offer, or determined whether this Supplement is accurate or complete. Any representation to the contrary is a crime.

If you have any questions, please refer to the Original Offer to Purchase and related Tender Request Form or contact your financial adviser, broker/dealer or other financial intermediary which holds your shares. If your account is held directly at BlackRock, you may contact the Trust at 1-800-882-0052, Option 4.

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Additional Information Regarding the Reorganization and Where to Find It.

This Supplement relates solely to the Offer and is not intended to, and does not, constitute an offer to purchase or sell shares of the Trust or the Acquiring Fund in order to effect the Reorganization nor is it intended to solicit a proxy from any shareholder of the Trust. The solicitation of the purchase or sale of securities or of proxies to effect the Reorganization will only be made by a definitive Proxy Statement/Prospectus.

The Proxy Statement/Prospectus is expected to be filed with the SEC on or about May 5, 2023. After the Proxy Statement/Prospectus is filed with the SEC, it may be amended or withdrawn at any time. The Proxy Statement/Prospectus will not be distributed to shareholders of the Trust unless and until a Registration Statement comprising of the Proxy Statement/Prospectus is declared effective by the SEC.

The Trust and its trustees, officers and employees, the Acquiring Fund and its trustees, officers and employees, and BlackRock and its shareholders, officers and employees and other persons may be deemed to be participants in the solicitation of proxies with respect to the Reorganization. Investors and shareholders may obtain more detailed information regarding the direct and indirect interests of the Trust’s trustees, officers and employees, the Acquiring Fund’s trustees, officers and employees, and BlackRock and its shareholders, officers and employees and other persons by reading the Proxy Statement/Prospectus when it is filed with the SEC.

INVESTORS AND SHAREHOLDERS OF THE TRUST AND THE ACQUIRING FUND ARE URGED TO READ THE PROXY STATEMENT/PROSPECTUS AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THESE DOCUMENTS WILL CONTAIN IMPORTANT INFORMATION ABOUT THE REORGANIZATION. INVESTORS SHOULD CONSIDER THE INVESTMENT OBJECTIVES, RISKS, CHARGES AND EXPENSES OF THE TRUST AND THE ACQUIRING FUND CAREFULLY. THE PROXY STATEMENT/PROSPECTUS WILL CONTAIN INFORMATION WITH RESPECT TO THE INVESTMENT OBJECTIVES, RISKS, CHARGES AND EXPENSES OF THE TRUST AND THE ACQUIRING FUND.

The Proxy Statement/Prospectus will not constitute an offer to buy or sell securities in any state where such offer or sale is not permitted.

Shareholders may obtain free copies (when they become available) of the Proxy Statement/Prospectus and other documents filed with the SEC at the SEC’s web site at www.sec.gov. In addition, free copies (when they become available) of the Proxy Statement/Prospectus and other documents filed with the SEC may also be obtained by directing a request to BlackRock at (800) 882-0052.

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